SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.     )

 Filed by the Registrant  (X)
 Filed by a Party other than the Registrant ( )

 Check the appropriate box:

 ( )  Preliminary Proxy Statement
 ( ) Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 ( )  Definitive Proxy Statement
 (X)  Definitive Additional Materials
 ( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      PLUM CREEK TIMBER COMPANY, L.P.
 ___________________________________________________________________________
              (Name of Registrant as Specified in Its Charter)

 ___________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)


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   ( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
       and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

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       pursuant to Exchange Act Rule 0-11 (set  forth the amount on which the
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February 12, 1999


Dear Fellow Unitholder:

In connection with the proposed conversion of Plum Creek's structure from a publicly traded Master Limited Partnership (MLP) to a publicly traded Real Estate Investment Trust (REIT), you should have received the proxy statement/prospectus that was recently mailed. I urge you to read that document carefully. Your vote is very important.

I would like to briefly remind you of the basic characteristics of the conversion transaction as well as the key benefits that will be realized by Unitholders from the transaction.

Basic Characteristics

o           The conversion has been structured to be tax-free to Unitholders.

o All Unitholders will receive one REIT share for each MLP Unit that is currently held.

o Following the conversion, Plum Creek will continue to have the same management, assets, and focus on growth and value.

o We will continue to conduct the same business we've engaged in as an MLP. Plum Creek is not getting into the real estate business - we will remain a focused forest products company.

Key Benefits of the REIT Conversion

o The REIT has a tax efficient structure similar to that of the MLP. The REIT will have substantially all of the advantages of single-layer taxation, and investors will continue to receive the flow-through benefit of capital gains. A significant portion of the dividend will continue for the next several years to be a non-taxable return of capital; and, importantly, the Schedule K-1's will be eliminated, as you will receive a Form 1099 in the future for tax reporting purposes.

o The conversion will not cause a change to our current annual cash distribution of $2.28 per Unit. Moreover, our dividend philosophy, which is to provide stable and rising dividends over time, will not change.

o We believe that the REIT is a superior structure for growth, as it will expand our access to equity and debt capital markets. The REIT will permit a broader base of investors by allowing institutions such as mutual funds to invest in Plum Creek, which should enhance investor value compared to remaining a MLP.

o The REIT conversion will eliminate the General Partner incentive structure, resulting in the alignment of all shareholder interests and a significantly lower cost of capital. This latter fact will make future acquisitions more accretive to cash flow and more beneficial to investors than can occur under the MLP structure.

The proxy statement/prospectus contains a complete description of the conversion transaction, including a presentation of the risks and benefits relating thereto.

On behalf of the Board of Directors and management of Plum Creek, I urge you to vote "FOR" the conversion. If you have not already sent in your proxy, please sign and return the enclosed proxy card to our proxy solicitor, Georgeson & Company Inc., as soon as possible. Please note that if you do not vote, it will be treated the same as voting against the conversion; therefore, it is important that you send in your proxy.

Thank you for your consideration of this proposal and your support of Plum
Creek.

Very truly yours,



Rick R. Holley
President and Chief Executive Officer